Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Janine Warell, SPSS
312-261-6535
jwarell@spss.com
SPSS Reports 2008 Second Quarter, First Half Results
CHICAGO, IL (USA), July 29, 2008 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced results for the quarter and six months ended June 30, 2008.
The Company reported second quarter revenues of $75.7 million, an increase of 10 percent from $68.9 million in the second quarter of 2007. Net income was $7.8 million, up 9 percent from $7.2 million in the second quarter last year, with diluted earnings per share (EPS) of $0.41, a 14 percent increase from $0.36 in the 2007 second quarter. License revenues were $34.8 million, up 8 percent from $32.4 million in the same quarter last year. Operating income was $10.9 million, or 14 percent of revenues, compared to $10.2 million, or 15 percent of revenues, in the 2007 second quarter. Charges for share-based compensation were $0.08 per share in the second quarter of both 2008 and 2007. Approximately 60 percent of total revenues in the 2008 second quarter came from outside the United States. Excluding the effects of currency exchange rates, total revenues were up 3 percent over the 2007 second quarter.
“While facing a challenging global economic environment, we continued to realize both top- and bottom-line growth,” said Jack Noonan, SPSS chairman, president and CEO. “The breadth of our product offerings, the range of transaction pricing, our diverse customer base and geographic markets contributed to an ability to sustain our financial performance in a weaker economy.”
Noonan continued, “License growth was strongest in the United States, up 9 percent, and in the United Kingdom, up 28 percent, net of currency. These increases occurred most notably with our data mining and data capture technologies. Growth in services revenues was also solid, reflecting a steadily increasing number of consulting and training engagements.”
Revenues for the six months ended June 30, 2008, totaled $153.9 million, an increase of 11 percent from $139.1 million for the same period in 2007. Net income was $17.7 million, up 15 percent from $15.3 million in the first six months of 2007, with EPS of $0.92, a 23 percent increase from $0.75 in the 2007 six-month period. License revenues were $73.2 million, up 9 percent from $67.3 million in the same period last year. Operating income was $24.8 million, or 16 percent of revenues, from $22.3 million, or 16 percent of revenues, in the 2007 six-month period. Charges for share-based compensation were $0.14 per share in the first six month periods of both 2008 and 2007. The effective income tax rate in the 2008 six-month period was 36 percent, compared to 37 percent in the same period last year.
At June 30, 2008, cash and cash equivalents totaled $306.0 million. The Company generated $14.6 million in cash from operations in the 2008 second quarter, up from $13.4 million in the same quarter last year. Cash provided by operating activities in the first six months of 2008 was $28.8 million after the payment of $7.4 million of a year-end 2007 accrued payable related to the Company’s share repurchase program, compared to $34.7 million for the same period in 2007.

Outlook and Guidance
“While underperformance in Northern Europe and Asia, combined with higher investments in marketing, affected our profitability in the quarter, the operating margin for the six-month period remained unchanged from a year ago at 16 percent,” said Raymond Panza, SPSS executive vice president and CFO. “Although we expect to realize the benefits from our investments in marketing, we are focused on managing expenses for the remainder of the year.”
Panza added, “In the 2008 third quarter, we expect revenues of between $74.0 million and $78.0 million, with EPS in the range of $0.42 to $0.48. For the 2008 full year, we reiterate our revenue guidance of between $310.0 million and $320.0 million and EPS in the range of $1.90 to $2.00. EPS guidance for the third quarter and 2008 full year assumes charges for share-based compensation of $0.06 and $0.26, respectively, and an effective income tax rate of 36 percent.”
Conference Call — 4 p.m. CT/5 p.m. ET
The Company will host a conference call at 4 p.m. CT/5 p.m. ET on July 29, 2008, to discuss its financial results. The live call will be broadcast online at www.spss.com/invest. Those interested in participating in the live call should call 866-356-4123 in the United States or 617-597-5393 internationally. The live call pass-code is 94910927. A replay will be available via phone for one week after the call. To access it, participants in the United States should call 888-286-8010 or 617-801-6888 internationally using access code 21486508. An archived version of the call will also be made available online at www.spss.com/invest approximately two hours after the live call.
About SPSS Inc.
SPSS Inc. (Nasdaq: SPSS) is a leading global provider of Predictive Analytics software and solutions. The Company’s Predictive Analytics technology improves business processes by giving organizations forward visibility for decisions made every day. By incorporating Predictive Analytics into their daily operations, organizations become Predictive Enterprises — able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic and commercial customers rely on SPSS technology to help increase revenue, reduce costs and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended June 30,
			Percent	% of Net Revenues
	2008	2007	Change	2008	2007
	(in thousands, except per share amounts)
Net revenues:
License	$34,823	$32,366	8%	46%	47%
Maintenance	33,184	30,449	9%	44%	44%
Services	7,694	6,107	26%	10%	9%

Net revenues	75,701	68,922	10%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	5,221	4,546	15%	7%	7%
Sales, marketing and services	38,767	33,034	17%	51%	48%
Research and development	11,305	12,351	-8%	15%	18%
General and administrative	9,495	8,746	9%	13%	12%

Operating expenses	64,788	58,677	10%	86%	85%

Operating income	10,913	10,245	7%	14%	15%

Other income (expense):
Net interest and investment income	1,166	1,749	-33%	2%	3%
Other	(468)	(561)	-17%	-1%	-1%

Other income	698	1,188	-41%	1%	2%

Income before income taxes	11,611	11,433	2%	15%	17%
Income tax expense	3,779	4,242	-11%	5%	7%

Net income	$7,832	$7,191	9%	10%	10%

Basic net income per share	$0.44	$0.39	13%

Diluted net income per share	$0.41	$0.36	14%

Shares used in computing basic net income per share	17,936	18,569	-3%

Shares used in computing diluted net income per share	19,072	19,928	-4%

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Six Months Ended June 30,
			Percent	% of Net Revenues
	2008	2007	Change	2008	2007
	(in thousands, except per share amounts)
Net revenues:
License	$73,240	$67,338	9%	48%	48%
Maintenance	65,331	59,375	10%	42%	43%
Services	15,371	12,375	24%	10%	9%

Net revenues	153,942	139,088	11%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	10,520	8,793	20%	7%	6%
Sales, marketing and services	77,927	66,663	17%	51%	48%
Research and development	22,686	24,622	-8%	15%	18%
General and administrative	18,031	16,690	8%	11%	12%

Operating expenses	129,164	116,768	11%	84%	84%

Operating income	24,778	22,320	11%	16%	16%

Other income (expense):
Net interest and investment income	2,986	3,255	-8%	2%	2%
Other	(168)	(1,345)	-88%	0%	-1%

Other income	2,818	1,910	48%	2%	1%

Income before income taxes	27,596	24,230	14%	18%	17%
Income tax expense	9,934	8,888	12%	7%	6%

Net income	$17,662	$15,342	15%	11%	11%

Basic net income per share	$0.99	$0.80	24%

Diluted net income per share	$0.92	$0.75	23%

Shares used in computing basic net income per share	17,926	19,197	-7%

Shares used in computing diluted net income per share	19,154	20,529	-7%

SPSS Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$305,996	$306,930
Accounts receivable, net	47,194	56,580
Inventories, net	719	698
Deferred income taxes	4,373	3,964
Prepaid income taxes	7,472	3,301
Other current assets	6,318	4,162

Total current assets	372,072	375,635

Net property, equipment and leasehold improvements, net	16,014	16,429
Capitalized software development costs, net	35,130	34,140
Goodwill	42,683	42,093
Intangibles, net	4,427	3,273
Noncurrent deferred income taxes	21,374	22,731
Other noncurrent assets	6,622	6,759

Total assets	$498,322	$501,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,408	$7,759
Income taxes and value added taxes payable	16,078	14,737
Deferred revenues	85,204	83,862
Other accrued liabilities	26,876	32,988

Total current liabilities	136,566	139,346

Long-term debt	150,000	150,000
Noncurrent deferred income taxes	999	784
Other noncurrent liabilities	1,468	1,577
Stockholders’ equity:
Common Stock	180	189
Additional paid-in capital	142,512	175,267
Treasury stock	—	(12,680)
Accumulated other comprehensive income	5,054	2,696
Retained earnings	61,543	43,881

Total stockholders’ equity	209,289	209,353

Total liabilities and stockholders’ equity	$498,322	$501,060

SPSS Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$17,662	$15,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,859	8,397
Deferred income taxes	2,404	5,899
Excess tax benefit from share-based compensation	(1,241)	(5,302)
Amortization of share-based compensation	4,538	4,542
Changes in assets and liabilities:
Accounts receivable	11,391	5,405
Inventories	(18)	(106)
Prepaid and other assets	(2,053)	558
Accounts payable	466	(306)
Accrued expenses	(6,288)	427
Income taxes	(3,085)	(126)
Deferred revenue	(1,504)	92
Other, net	(3,348)	(135)

Net cash provided by operating activities	28,783	34,687

Cash flows from investing activities:
Capital expenditures	(2,816)	(2,674)
Capitalized software development costs	(6,802)	(7,801)
Purchase of business and intangible assets	(1,245)	—

Net cash used in investing activities	(10,863)	(10,475)

Cash flows from financing activities:
Purchases of common stock	(27,870)	(49,998)
Proceeds from stock option exercises and employee stock purchase plan	4,204	12,610
Tax benefit from stock option exercises	1,241	5,302
Proceeds from issuance of long-term debt	—	150,000
Debt issuance costs	—	(4,281)

Net cash provided by financing activities	(22,425)	113,633

Effect of exchange rates on cash	3,571	359

Net change in cash and cash equivalents	(934)	138,204
Cash and cash equivalents at beginning of period	306,930	140,203

Cash and cash equivalents at end of period	$305,996	$278,407

SPSS Inc. and Subsidiaries
Supplemental Information—Effect of Share-Based Compensation on Operating Income
(unaudited)

	For the Three Months Ended June 30,
					Adjusted To Exclude
	Reported-GAAP		Share-Based Compensation		Share-Based Compensation
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$75,701	$68,922	$—	$—	$75,701	$68,922

Operating expenses:
Cost of license and maintenance revenues	5,221	4,546	—	—	5,221	4,546
Sales, marketing and services	38,767	33,034	401	479	38,366	32,555
Research and development	11,305	12,351	275	495	11,030	11,856
General and administrative	9,495	8,746	1,793	1,658	7,702	7,088

Operating expenses	64,788	58,677	2,469	2,632	62,319	56,045

Operating income	$10,913	$10,245	$(2,469)	$(2,632)	$13,382	$12,877

Operating income as % of revenues	14%	15%			18%	19%

Diluted net income per common share	$0.41	$0.36	$(0.08)	$(0.08)	$0.49	$0.44

	For the Six Months Ended June 30,
					Adjusted To Exclude
	Reported-GAAP		Share-Based Compensation		Share-Based Compensation
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$153,942	$139,088	$—	$—	$153,942	$139,088

Operating expenses:
Cost of license and maintenance revenues	10,520	8,793	—	—	10,520	8,793
Sales, marketing and services	77,927	66,663	810	955	77,117	65,708
Research and development	22,686	24,622	555	960	22,131	23,662
General and administrative	18,031	16,690	3,173	2,627	14,858	14,063

Operating expenses	129,164	116,768	4,538	4,542	124,626	112,226

Operating income	$24,778	$22,320	$(4,538)	$(4,542)	$29,316	$26,862

Operating income as % of revenues	16%	16%			19%	19%

Diluted net income per common share	$0.92	$0.75	$(0.14)	$(0.14)	$1.06	$0.89

NOTE — Share-Based Compensation
On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)” or the “Statement”) using the modified prospective method. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards issued before 2006. The Company has provided the effects of share-based compensation to show the effects of share-based compensation and the related effects on operating income and diluted net income per common share.